Exhibit 99.1

  THE GYMBOREE CORPORATION REPORTS JANUARY, FOURTH QUARTER AND YEAR-END SALES
                      AND PROVIDES GUIDANCE FOR FISCAL 2005

    SAN FRANCISCO, Feb. 3 /PRNewswire-FirstCall/ -- The Gymboree Corporation (Nasdaq: GYMB) reported net sales from continuing retail operations for the four-week period ended January 29, 2005 of $48.5 million, an increase of 16% compared to net sales from continuing retail operations of $41.9 million for the same four-week period last year. Comparable store sales for the four-week period increased 10%, compared to an increase of 3% during the same period last year.

    For the fourth fiscal quarter ended January 29, 2005, net sales from continuing operations were $172.7 million, an increase of 5% compared to the $164.0 million in net sales from continuing operations reported for the same period last year. Comparable store sales for the quarter were flat compared to sales reported during the fourth fiscal quarter last year.

    Net sales from continuing retail operations for the 52 weeks ended January 29, 2005 were $583.2 million, an increase of 8% compared to net sales from continuing retail operations of $537.6 million for the same period last year. Comparable store sales from continuing retail operations for the 52-week period increased 2% over net sales reported for the same period last year.

     "While we are pleased with our fourth quarter merchandise margin performance, we are disappointed that earnings were negatively impacted by unfavorable expense variances. These include year-end shrink results that were higher than anticipated, increased costs at our distribution center, and higher fees related to Sarbanes-Oxley compliance," said Lisa Harper, The Gymboree Corporation's chairman and chief executive officer. "We are moving aggressively to manage costs and today announced a management reorganization that will reduce our ongoing expenses."

    The Gymboree Corporation now projects earnings per diluted share from continuing operations for the fourth fiscal quarter 2004 to be in the range of $0.18 to $0.20, excluding non-cash charges of approximately $4.4 million related to the Company's move to its new San Francisco headquarters. The Company now expects earnings from continuing operations for the full fiscal year 2004 to be in the range of $0.52 to $0.54 per diluted share, excluding both the income tax benefit recognized in the third quarter and the expected non-cash charge in the current quarter. Net loss from discontinued operations for the fourth fiscal quarter resulting from the closure of the Company's United Kingdom and Ireland retail operations is expected to be in the range of ($0.14) to ($0.16) related to the remaining U.K. lease disposition costs, asset write-offs and severance charges. The Company will report fourth quarter and year-end earnings results after market close on March 10, 2005.

    For the full fiscal year 2005, the Company expects its earnings from continuing operations to be in the range of $0.40 to $0.50 per diluted share. For the first quarter of fiscal 2005, the Company expects comparable store sales to be roughly flat to the prior year and earnings from continuing operations to be in the range of $0.11 to $0.14 per diluted share, which includes approximately $550,000 for severance charges related to the management restructuring announced today.

    Note that earnings guidance for 2005 does not include the effect of new accounting rules requiring the expensing of stock options. The Financial Accounting Standards Board (FASB) has recently reissued FASB Statement No. 123 "Share-Based Payment," which covers a wide range of share-based compensation arrangements, including stock options. The Company plans to initiate the expensing of stock options effective July 31, 2005, in accordance with the requirements of FASB Statement No. 123 and will provide the estimated impact of this change in accounting treatment on earnings guidance by Gymboree's Second Quarter 2005 earnings conference call.

    Management Presentations
    For more information about January sales, as well as guidance for fiscal 2005, please listen to The Gymboree Corporation's monthly sales recording by calling its Investor Relations Hotline at 415-278-7933. The recording will be available Thursday, February 3, 2005 at 7:55 a.m. Eastern Time through Thursday, February 10 at 11:59 p.m. Pacific Time.

    About The Gymboree Corporation
    The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of January 29, 2005, the Company operated a total of 648 stores: 579 Gymboree(R) retail stores (551 in the United States and 28 in Canada), 55 Janie and Jack(R) retail shops and 14 Janeville(TM) stores in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at 528 franchised and company-operated centers in the United States and 26 countries.

    Forward-Looking Statements
    The foregoing sales figures for the four-week, quarter and 52-week periods ended January 29, 2005 are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from those indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's anticipated sales growth and future financial performance. These are forward looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, unanticipated costs actually incurred in connection with the management restructuring and severance, the wind down of our UK and Ireland operations, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended January 31, 2004. These forward-looking statements reflect The Gymboree Corporation's expectations as of February 3, 2005. The Gymboree Corporation undertakes no obligation to update the information provided herein.

    NOTE: Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation. Janeville is a trademark of The Gymboree Corporation.

SOURCE  The Gymboree Corporation
    -0-                             02/03/2005
    /CONTACT: investors, Charles Bracher, +1-415-278-7137, or investor_relations@gymboree.com, or media, Jaclyn Schatzow, +1-415-278-7472, or media_relations@gymboree.com, both of The Gymboree Corporation/
    /Web site:  http://www.gymboree.com /
    (GYMB)